Exhibit 4.2
ADDENDUM TO A DEED OF TRUST DATED AUGUST 3, 2010
Effective as of January 27, 2011

BETWEEN:	ORMAT TECHNOLOGIES, INC.
Care of Ormat Industries Ltd.
1 Szydlovski Road, Yavne, Israel
Tel: +972-8-9433777
Fax: +972-8-9439901
(Hereinafter: “the Company”)
OF THE FIRST PART;

AND:	ZIV HAFT TRUST COMPANY LTD.
46-48 Menachem Begin Road, Tel-Aviv, Israel
Tel: +972-3-6374354
Fax: +972-3-6374344
(Hereinafter: “the Trustee”)
OF THE SECOND PART;

WHEREAS	In August 2010, the Company issued Bonds of the Company with a nominal value of 142,003,180 US Dollars (hereinafter respectively: “the Private Offering” and “the Existing Bonds”) in accordance with the provisions of Regulation S under the US Securities Act of 1933, as amended (hereinafter: “Securities Act”), to various institutional investors, all of whom met the requirements detailed in the First Schedule to the Securities Law, 5728-1968 (hereinafter: “the Institutional Investors”)

AND WHEREAS	On August 3, 2010, a Deed of Trust was signed between the Company and the Trustee for the purposes of the Private Offering (hereinafter together with its appendices: “the Deed of Trust”) pursuant to which the Trustee was appointed to act as Trustee for the Existing Bondholders;

AND WHEREAS	In accordance with the provisions of Section 8.1 of the Deed of Trust, the Company reserved the right, inter alia, to offer additional bonds of the same series of the Existing Bonds, either by way of public offering under a prospectus or otherwise, without the consent of the Trustee and/or the Existing Bondholders being necessary;

AND WHEREAS	The Company wishes to carry out an expansion of the Existing Bonds, by way of a further private offering to institutional investors pursuant to the provisions of Regulation S under the

Securities Act (hereinafter: “the Additional Offering”);
IT HAS ACCORDINGLY BEEN DECLARED, STIPULATED AND AGREED BETWEEN THE PARTIES AS FOLLOWS:
1.	The preamble to this Addendum to the Deed of Trust (hereinafter: “the Addendum”) constitutes an integral part of it and of its terms and conditions.

2.	The terms contained in this Addendum shall have the meanings assigned to them in the Deed of Trust, unless explicitly stipulated otherwise.

3.	The Company shall offer, as part of the Additional Offering, additional bonds (hereinafter: “the Additional Bonds”) to the effect that, following the allocation of the Additional Bonds the total number of Bonds in circulation (the Existing Bonds and the Additional Bonds) shall amount up to 250,000,000 US Dollars nominal value, in the event that all the Additional Bonds are indeed issued as part of the Additional Offering.

4.	Notwithstanding what is stated in Section 2.1 of the Deed of Trust, the Purchasers of the Additional Bonds shall pay the Company for every 1 U.S. Dollar nominal value bonds, the nominal value of the Additional Bonds along with the addition of a premium that reflects the effective annual interest rate of 6.75%.

5.	Parties wishing to place an order for the Additional Bonds, shall forward their orders to the Company by 12:00 pm no later than the 2nd day of February 2011 (hereinafter: “the Last Day for the Placement of Orders”) and in the manner outlined below in Section 6, on the Order Form attached to this Addendum as Appendix A. The Company may, at its sole discretion, but will not be obligated, to do so, accept all or part of the orders included in the Order Forms, and it may, in so far as the aggregated amount of the orders received exceeds the total offering amount as stated above in section 3 — determine which of the orders will be accepted (either partially or in their entirety) and those that are to be rejected.

6.	The order forms shall be sent to the Company for the attention of Mr. Joseph Tenne, the Company’s CFO, by fax: 08-9325617 or by electronic mail, the address being: jtenne@ormat.com or to the Offering Coordinator, Leumi Partners Underwriters Ltd. (hereinafter: “the Offering Coordinator”) by fax: +972-3-5141215 for the attention of Shai Nevo or by electronic mail, the address being: shain@leumipartners.com

7.	By 17:00 pm on the Last Day for the Placement of Orders, the Company shall forward the Order Form to the Offering Coordinator along with the attachment thereto of notices of acceptance that it has resolved to dispatch.

8.	The Offering Coordinator shall open a designated interest-bearing account on behalf of the Company (“the Offering Coordinator Account”) and shall take all such actions as are necessary for the purpose of transferring the purchase price for the Additional Bonds from the bank account whose particulars were provided in the context of the Order Form, to the Offering Coordinator Account.
9.	Upon transfer of the purchase price for the Additional Bonds to the Offering Coordinator Account, the Offering Coordinator shall forward the Company a report in respect of such purchase price that was transferred to the Offering Coordinator Account. Upon the written confirmation of the Company, which may be given by email, that the purchase price deposited in the Offering Coordinator Account matches the acceptance notices, the Company shall deliver to the Offering Coordinator, in trust, original Bond Certificates for every order that was placed and accepted by the Company in accordance with a notice of acceptance as aforesaid.

10.	The Offering Coordinator shall forward the Bond Certificates to the relevant ordering parties and shall simultaneously remit the proceeds of the offering to the Company’s Bank Accounts, in accordance with the particulars that the Company will furnish the Offering Coordinator.

11.	The Trustee’s remuneration — as a consequence of the increase in the Bonds Series, NIS 4,000 shall be added to the annual remuneration of the Trustee as detailed in Sections 19.1 and 19.2 of the Deed of Trust.

12.	The terms and conditions of the Deed of Trust shall apply in all respects, to the Additional Bonds, and the Additional Bonds shall be identical, in respect of their terms and conditions, to the Existing Bonds. Without derogating from the generality of the foregoing, the Additional Bonds and the Existing Bonds shall all have the status, inter se, of an equal ranking security pro rata to the amounts due in respect of them (pari passu).

13.	With the exception of the foregoing, no other variation shall be made in the Deed of Trust.
AND IN WITNESS WHEREOF THE PARTIES HAVE SIGNED

/s/ Rami Katzav, /s/ Rami Sebly Ziv Haft Trust Company Ltd.	/s/ Yehudit Bronicki Ormat Technologies, Inc.
The Trustee	The Company

January 31, 2011	January 31, 2011 Date
Date	Date

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